Exhibit 99.1

Temecula Valley Bancorp Declares Its First Ever Cash Dividend and Adopts Stock Repurchase Program

TEMECULA, CA—(BUSINESS WIRE) — May 22, 2007 — Temecula Valley Bancorp Inc. (NASDAQ: TMCV), the parent company of Temecula Valley Bank, announced today that its Board of Directors has declared a $0.04 per share cash dividend payable on July 15, 2007 to shareholders of record as of July 1, 2007 and has approved a stock repurchase program to repurchase up to $5.5 million in shares (approximately 250,000 shares) of Temecula’s common stock in the open market effective immediately for a period of six months ending November 22, 2007.

Stephen H. Wacknitz, Temecula’s Chief Executive Officer, President and Chairman, stated, “This marks the first cash dividend announced or paid by Temecula and the adoption of our first stock repurchase program. We believe the proposed cash dividend payment and the proposed repurchase of our shares should serve to further enhance the value of our stock for our shareholders. We also believe our consistent record of strong earnings growth will enable us to make the dividend payment to our shareholders and implement the stock repurchase program while continuing to implement our growth strategy.” Wacknitz added, “Our Board of Directors plans to continue to evaluate the future use of cash dividends to enhance shareholder value; however, we believe our current steps show our commitment to strategic capital management and long-term shareholder value.”

Buying under the repurchase program will be at management’s discretion, after consideration of factors such as the market price of the stock, the nature of other investment opportunities or growth projections, available cash flows from operations, general economic conditions, established and special trading blackout periods, and other factors deemed appropriate by management and/or the Board of Directors. Repurchased shares, if any, will be cancelled, which will result in a commensurate increase in the number of authorized and unissued shares of Temecula’s common stock available for future issuance. The program is intended to be structured to conform to the safe harbor provisions of Securities and Exchange Commission (“SEC”) Rule 10b-18. SEC Rule 10b-18 contains certain restrictions related to the manner, price, timing and volume of repurchases, among other conditions. Temecula plans to fund repurchases made under the program from available working capital.

Temecula’s stock price closed at $18.80 per share on May 21, 2007 on the NASDAQ Global Select Market.

Temecula recently reported total assets of $1.3 billion as of March 31, 2007, earnings for the quarter ended March 31, 2007 of $4.2 million and $0.38 per diluted share.

About Temecula

Temecula Valley Bank (the “Bank”) was established in 1996 and operates full service offices in Temecula, Murrieta, Corona, Fallbrook, Escondido, Rancho Bernardo, El Cajon, Carlsbad, Solana Beach and Ontario. The Bank also operates a number of regional real estate loan production centers in California. As a nationally authorized SBA Preferred Lender, the Bank has multiple SBA loan production offices across the United States and has funded over $1.3 billion in SBA loans in 36 states in the last five years. The Bank’s website is at www.temvalbank.com. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank.

Temecula Valley Bancorp stock is traded on the NASDAQ Global Select Market under the symbol TMCV.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Statements concerning future performance, developments or events concerning expectations for the amount, timing and payment of dividends, the implementation of the repurchase program, the implementation of Temecula’s growth, strategy, available working capital, and any other guidance on future periods or events, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the availability of a legal source for the payment of dividends and repurchases of shares, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect future events and Temecula’s financial results and condition and its ability and willingness to pay dividends and repurchase shares are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc.

Contact: Temecula Valley Bank
Stephen H. Wacknitz, President & CEO
(951) 694-9940